Exhibit 16.2

MELLANOX TECHNOLOGIES, LTD.

ITEM 9A – CONTROLS AND PROCEDURES DISCLOSURE

FROM ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015,

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ON FEBRUARY 26, 2016

[Mellanox Technologies, Ltd. is referred to herein by terms “we” and “our”]

ITEM 9A—CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed by us in reports that we file or submit under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our CEO (principal executive officer) and CFO (principal financial officer), as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by SEC Rule 13a-15(b), we carried out an evaluation, under the supervision and with the participation of our management, including our CEO and CFO, of the effectiveness of our disclosure controls and procedures as of December 31, 2015. Based on this evaluation, our CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2015 to provide the reasonable assurance described above.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting that occurred during the quarter ended December 31, 2015 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

During the year ended December 31, 2015, we implemented internal control procedures to address the previously identified material weaknesses related to our control environment, risk assessment and monitoring as described in more detail under “Remediation Efforts” below.

Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) of the Exchange Act. Under the supervision and with the participation of our management, including the CEO and the CFO, we carried out an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2015 using the criteria established in “Internal Control-Integrated Framework” (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2015.

PricewaterhouseCoopers LLP, our independent registered public accounting firm, audited our consolidated financial statements and has issued a report on the effectiveness of our internal control over financial reporting as of December 31, 2015, as stated in their report which appears under Item 8.

Previously Identified Material Weaknesses in Internal Control Over Financial Reporting

We previously identified and disclosed in our Annual Report on Form 10-K for the period ended December 31, 2014, as well as in our Quarterly Reports on Form 10-Q for each interim period in fiscal 2015, material weaknesses in our internal control over financial reporting relating to the following:

Control Environment - We did not maintain an effective control environment as we lacked sufficient oversight of activities related to our internal control over financial reporting. In addition, we did not maintain a sufficient complement of personnel with an appropriate level of knowledge, experience and training in internal control over financial reporting commensurate with our financial reporting requirements. As a result this contributed to the following material weaknesses in risk assessment and monitoring.

Risk Assessment - We did not appropriately design controls in response to the risk of misstatement. This material weakness contributed to the following control deficiencies, which are considered material weakness:

•	We did not design, document and maintain effective controls over our period-end financial reporting processes, including controls over the preparation, analysis and review of certain significant account reconciliations required to assess the appropriateness of account balances at period-end; and controls over the preparation and review of the consolidated interim and annual financial statements, including effective controls related to identifying and accumulating all required supporting information to determine the completeness and accuracy of the consolidated financial statements and disclosures.

•	We did not design, document and maintain effective controls with respect to the accounting for revenue and related accounts receivable, including maintaining effective controls to prevent or detect errors in the processing of customer transactions. Specifically, we had insufficient controls related to the review of the accuracy of customer order entry and pricing.

•	We did not design, document and maintain effective controls with respect to the accounting for inventory and related cost of sales accounts. Specifically, our controls over perpetual inventory records, which include our cycle count and annual physical inventory programs, were not appropriately designed or executed to validate the existence, completeness and accuracy of physical inventory quantities. In addition, we did not appropriately design controls related to the validation of assumptions used in the calculation of the provision for excess and obsolete inventory, as well as the completeness and accuracy of the underlying data used in the calculation.

•	We did not design, document and maintain effective controls over access to the Company’s financial applications and data. Specifically, access review controls were not effectively designed to validate that access to certain financial applications and data were adequately restricted, which impacted controls that were dependent on the effective operation of restricted access.

Monitoring - We did not design and maintain effective monitoring controls related to the design and operating effectiveness of certain controls involving an inherent level of complexity, subjectivity, and judgment related to the following business processes: revenue and accounts receivable, purchases and payables, period-end financial reporting, goodwill, intangible and finite-lived assets, hedging, income taxes, business combinations, and stock-based compensation. Specifically, we did not maintain sufficient documentation or perform a sufficient review of the control activities due to an insufficient complement of personnel with an appropriate level of experience, training and lines of reporting necessary to monitor control activities to allow for an effective internal control over financial reporting compliance group.

Remediation Efforts

Our management, with oversight from our audit committee, has implemented the following remediation steps to address the previously disclosed material weaknesses and to improve our internal control over financial reporting:

•	Established an internal audit organization, which reports directly to our audit committee, including hiring of a Corporate Internal Audit Director and utilizing external consultants to augment the internal audit organization;

•	Performed a comprehensive risk assessment to identify, design, implement, and re-evaluate our control activities related to internal control over financial reporting, including monitoring controls related to the design and operating effectiveness of certain control activities;

•	Enhanced and supplemented the finance team by increasing the number of roles, reassigning responsibilities, and hiring additional individuals with an appropriate level of knowledge and experience in internal control over financial reporting commensurate with the financial reporting complexities of the organization;

•	Instituted additional training programs that will continue on a regular basis related to internal control over financial reporting for our world-wide finance and accounting personnel;

•	Enhanced the tone, communication and overall awareness of the importance of internal control over financial reporting from executive management; and

•	Strengthened procedures and set guidelines for documentation of review controls throughout our domestic and international locations for consistency of application;

During the quarter ended September 30, 2015, we substantially completed the comprehensive risk assessment of the design of existing controls and implemented new controls as needed to remediate the previously identified material weaknesses. However, as we had yet to complete the testing and evaluation of the operating effectiveness of controls, the previously disclosed material weaknesses remained unremediated as of the end of the third quarter.

During the quarter ended December 31, 2015, we completed the testing and evaluation of the operating effectiveness of the controls, and concluded that the previously reported material weaknesses have been remediated as of December 31, 2015.